Exhibit 10.3

SUPPLEMENTAL BENEFIT PLAN

FOR EMPLOYEES OF

THE BOEING COMPANY

AS AMENDED AND RESTATED

EFFECTIVE January 1, 2008

TABLE OF CONTENTS

ARTICLE I Introduction		1
ARTICLE II Definitions		2
2.1	Account	2
2.2	Affiliate or Subsidiary	2
2.3	Authorized Period of Absence	2
2.4	Base Salary	2
2.5	Beneficiary	2
2.6	BCERP	2
2.7	Board of Directors	2
2.8	Code	3
2.9	Committee	3
2.10	Company	3
2.11	Compensation	3
2.12	Deferrals	3
2.13	Deferral Election	3
2.14	Disability	3
2.15	Earnings Credit	3
2.16	Eligible Employee	3
2.17	Employee	4
2.18	FSP	4
2.19	Matching Credit	4
2.20	Participant	4
2.21	Plan	4
2.22	Plan Year	4
2.23	SERP	4
2.24	Separation from Service	4
2.25	Specified Employee	5
2.26	Unforeseeable Emergency	5
2.27	VIP	5
ARTICLE III Eligibility and Participation		6
3.1	Eligibility	6
3.2	Participation	7
ARTICLE IV Plan Benefits		8
4.1	Deferral Elections	8
4.2	Participant Accounts	9
4.3	Vesting	11
4.4	Cancellation of Deferral Election Due to Unforeseeable Emergency	11
ARTICLE V Distributions		12
5.1	Form and Timing of Distribution	12
5.2	Death Benefits	15
5.3	Rehires	15
ARTICLE VI Administration		18

i

6.1	Plan Administration	18
6.2	Claims Procedure	18
ARTICLE VII Amendment and Termination		19
ARTICLE VIII Miscellaneous		20
8.1	No Employment Rights	20
8.2	Anti-Assignment	20
8.3	Unfunded Status of Plan	20
8.4	Delays in Payment	20
8.5	Involuntary Inclusion in Income	20
8.6	Compliance With Code Section 409A	21
8.7	Construction	21
8.8	Legal Action	21
APPENDIX A Boeing Satellite Systems Salaried Employees’ Excess Benefit Plan		22
APPENDIX B Plan Provisions Prior To January 1, 1999		30
B1.1	Eligibility and Benefits for BCERP Participants	30
B1.2	Eligibility and Benefits for FSP Participants	31

ii

ARTICLE I

Introduction

The Supplemental Benefit Plan for Employees of The Boeing Company (Plan) was originally established effective January 1, 1978 by The Boeing Company. The Plan is hereby amended and restated effective January 1, 2008 to comply with section 409A of the Internal Revenue Code of 1986, as amended (Code).

The purpose of the Plan is to supplement the benefits of certain employees under The Boeing Company Voluntary Investment Plan, to the extent that these qualified plan benefits are limited by sections 415 and 401(a)(17) of the Code.

For periods prior to January 1, 1999, the Plan also supplemented participants’ benefits under The Boeing Company Employee Retirement Plan and The Boeing Company Employee Financial Security Plan, to the extent these benefits were limited by sections 415 and 401(a)(17) of the Code. For the period January 1, 1987 through May 31, 1987, the Plan also supplemented benefits reduced by the limitation on Elective Deferrals imposed by section 402(g)(1) of the Code.

It is intended that the Plan shall be an excess benefit plan as defined in section 3(36) of the Employee Retirement Income Security Act of 1974 (ERISA) to the extent benefits are paid in excess of the limits imposed by section 415 of the Code. To the extent any part of the Plan is not an excess benefit plan, it is intended that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

ARTICLE II

Definitions

2.1	Account

“Account” means the recordkeeping account established for each Participant in the Plan, for purposes of accounting for Deferrals, Matching Credits and Earnings Credits.

2.2	Affiliate or Subsidiary

“Affiliate or Subsidiary” means a member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code sections 414(m) or 414(o)) of which The Boeing Company is a part.

2.3	Authorized Period of Absence

“Authorized Period of Absence” means a leave of absence approved by the Company.

2.4	Base Salary

“Base Salary” means an Employee’s annual base rate of pay from the Company.

2.5	Beneficiary

“Beneficiary” generally means the person or persons designated by a Participant under the VIP to receive any benefit payable from the VIP upon the death of the Participant. If no designation is filed under the VIP, or if the designated beneficiary does not survive the Participant, the default rules stated in the VIP will apply.

2.6	BCERP

“BCERP” means The Boeing Company Employee Retirement Plan.

2.7	Board of Directors

“Board of Directors” means the board of directors of The Boeing Company.

2.8	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.9	Committee

“Committee” means the Employee Benefit Plans Committee.

2.10	Company

“Company” means The Boeing Company, its successors in interest, and its Affiliates and Subsidiaries.

2.11	Compensation

“Compensation” means a Participant’s Compensation as defined under the VIP, but determined without regard to the limitation on Compensation under Code section 401(a)(17). In no event will Compensation include payments under any incentive compensation plan, without regard to whether it is included in compensation under the VIP.

2.12	Deferrals

“Deferrals” means the portion of a Participant’s Compensation, if any, that he or she elects to defer on a pre-tax basis under this Plan in accordance with Section 4.1.

2.13	Deferral Election

“Deferral Election” means the election made by an Eligible Employee to defer a portion of his or her Compensation in accordance with Section 4.1.

2.14	Disability

“Disability” means a physical or mental impairment as defined under Code section 409A.

2.15	Earnings Credit

“Earnings Credit” means the adjustment to a Participant’s Account under Section 4.2(B).

2.16	Eligible Employee

“Eligible Employee” means, with respect to any Plan Year, an Employee of the Company who has satisfied the requirements of Article III.

2.17	Employee

“Employee” means any person who is employed as a common law employee by any member of the Company.

2.18	FSP

“FSP” means The Boeing Company Employee Financial Security Plan.

2.19	Matching Credit

“Matching Credit” means the amount credited to a Participant’s Account under Section 4.2(A).

2.20	Participant

“Participant” means an Eligible Employee who has elected to defer Compensation under the Plan in accordance with Article IV, or an Employee or former Employee who has amounts credited to his or her Account.

2.21	Plan

“Plan” means this Supplemental Benefit Plan for Employees of The Boeing Company as herein set forth, together with any amendments that may be adopted.

2.22	Plan Year

“Plan Year” means the calendar year.

2.23	SERP

“SERP” means the Supplemental Executive Retirement Plan for Employees of The Boeing Company.

2.24	Separation from Service

“Separation from Service” or “Separates from Service” means an Employee’s death, retirement or termination of employment from the Company within the meaning of Code section 409A. For purposes of determining whether a Separation from Service has occurred, Affiliates and Subsidiaries are defined by using the language “at least 80 percent” to define the controlled group under Code section 1563(a) in lieu of the 50 percent default rule stated in Treasury Regulation section 1.409A-1(h)(3).

A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by an Employee, to less than 50 percent of the average level of services performed by the Employee during the immediately preceding 36-month period.

2.25	Specified Employee

“Specified Employee” means an Employee who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees whom the Company reasonably determines to be the 75 top-paid officers of the Company rather than the 50 top-paid officers as provided under Code section 416(i)(1)(A), to the extent permitted under Code section 409A.

2.26	Unforeseeable Emergency

“Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Code section 409A, as determined by the Committee.

2.27	VIP

“VIP” means The Boeing Company Voluntary Investment Plan.

ARTICLE III

Eligibility and Participation

3.1	Eligibility

An Employee is eligible to participate in the Plan for a Plan Year if he or she satisfies each of the conditions described in (A)-(C) below:

(A)	The Employee is eligible to participate in the VIP during the Plan Year.

(B)	The Employee is, during the Plan Year, a salaried Employee of the Company who is not represented by a collective bargaining agent (or represented by a collective bargaining agent where the terms of the collective bargaining agreement covering such Employee specifically provide for coverage under the Plan).

(C)	As of October 1st of the prior Plan Year, the Employee’s Base Salary for the prior Plan Year equaled or exceeded the amount calculated as follows (rounded down to the nearest $1,000 increment):

The dollar limit imposed by section 415(c) of the Code for the prior Plan Year, divided by the percentage equal to the sum of (i), (ii) and (iii), as applicable.

(i)

The maximum percentage that an Employee can elect to contribute on a pre-tax or after-tax basis under the VIP, for the prior Plan Year (or such other rate approved by the Committee by October 1st to take effect under the VIP as of the following January).

(ii)

The maximum percentage that an Employee can receive as an Employer Matching Contribution under the VIP, for the prior Plan Year (or such other rate approved by the Committee by October 1st to take effect under the VIP as of the following January).

(iii)	Solely with regard to an Employee who actively participates in the Boeing Satellite Systems Retirement Plan (“BSS Plan”), the percentage of Participant Contributions made under Exhibit A of the BSS Plan, for the prior Plan Year.

Example: Assume that the Code section 415(c) limit is $45,000 for the current Plan Year, the maximum VIP employee contribution is 20% of compensation, and the maximum VIP employer matching contribution is 6% (75% of up to 8% of compensation), for the current Plan Year. To be eligible to participate in this Plan during the following Plan Year, the Employee’s Base Salary as of October 1st must be at least $173,000 ($45,000/(20% + 6%) = $45,000/.26). If the Employee actively participates in the BSS Plan, which requires a 3% employee contribution, his or her Base Salary as of October 1st must be at least $155,000 ($45,000/(20% + 6% + 3%) = $45,000/.29).

Effective March 22, 2003, participants in the Boeing Satellite Systems Voluntary Savings Plan (the “BSS Voluntary Savings Plan”) became eligible to participate in the VIP. Consequently, a former participant in the BSS Voluntary Savings Plan who met the eligibility requirements of this Plan as of March 22, 2003 became eligible for benefits under this Plan based upon his or her participation in the VIP.

3.2	Participation

An Eligible Employee will become a Participant when he or she elects to defer Compensation by filing a timely Deferral Election in accordance with Article IV below.

ARTICLE IV

Plan Benefits

Each Participant shall be entitled to benefits under this Plan as follows:

4.1	Deferral Elections

An Eligible Employee may elect to defer a percentage of his or her Compensation otherwise payable by the Company for a Plan Year by executing and delivering a Deferral Election, as described further below. This percentage is limited to the maximum percentage described in Section 3.1(C)(i), as applicable to the Eligible Employee. A new Deferral Election must be executed with respect to each Plan Year.

Deferrals will be made from the Participant’s Compensation only to the extent that either: (i) Compensation for the applicable Plan Year exceeds the limitation under Code section 401(a)(17), as indexed, or (ii) the Participant’s annual additions under the VIP for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed.

Deferred Compensation will be credited to the Participant’s Account on the date the Compensation would otherwise be payable, or as soon thereafter as administratively feasible.

(A)	Deferral Election

A Participant’s Deferral Election must be executed and delivered to the Company in accordance with rules established by the Committee.

(B)	Timing of Elections

In general, the Deferral Election must be filed during the election period established by the Committee. This election will become irrevocable as of the end of the election period, but in no event later than December 31 of the Plan Year in which the election is made. Each election will apply solely to the Compensation payable in the succeeding Plan Year. Participants must execute a new Deferral Election to defer Compensation payable in each succeeding Plan Year.

Deferral Elections generally may not be modified during the Plan Year. Likewise, an Employee eligible for this Plan remains subject to restrictions on mid-year contribution election changes under the VIP, in accordance with the terms of the VIP.

See Section 4.4 for a limited exception to the general rule on the irrevocability of Deferral Elections, in the event of Unforeseeable Emergency.

(C)	No Mid-Year Elections

An Employee who becomes an Eligible Employee during the Plan Year (as a new hire, rehire or due to raise or promotion) will not be eligible to participate during such Plan Year.

4.2	Participant Accounts

The Committee will establish and maintain an Account for each Participant. The Account will be credited with Deferrals, as well as Matching Credits and Earnings Credits as described below. The Account will be reduced as payments are made.

(A)	Matching Credits

A Participant who defers Compensation for a Plan Year will be credited with a Matching Credit from the Company. This Matching Credit will equal a percentage of the Participant’s Deferrals for the Plan Year, subject to a limit on the Participant’s Compensation from which Deferrals are made under this Plan for the Plan Year. The relevant net percentage will be limited to the maximum rate described in Section 3.1(C)(ii), as applicable to each Participant.

Matching Credits will be credited to the Participant’s Account on the date that the underlying Deferral is credited to the Participant’s Account.

(B)	Earnings Credit Methods

For periods prior to January 1, 2009, a Participant’s Account will be credited with earnings under the Interest Fund Method described in (i) below.

For periods on or after January 1, 2009, a Participant’s Account will be credited, at the Participant’s election, with earnings under either: (i) the Interest Fund Method, or (ii) the Other Investment Funds method, each as described below. In the absence of an election the Interest Fund method will be used.

(i)	Interest Fund Method

Under the Interest Fund Method for periods prior to January 1, 2009, a Participant’s Account will be adjusted each month in accordance with changes in the unit value of the Account to reflect interest, as of the first business day of that month. Interest will be calculated based on the value of the Account as of the last day of the preceding month.

For periods on or after January 1, 2009, a Participant’s Account will be adjusted daily in accordance with changes in the unit value of the Account to reflect interest, based on the Participant’s Account balance.

Interest will be calculated for each Plan Year as the mean between the high and low (during the first eleven months of the preceding Plan Year) of yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest  1/4th of one percent. The Company will notify Participants annually of the established interest rate.

(ii)	Other Investment Funds Method

For periods on or after January 1, 2009, in addition to the Interest Fund method of allocating earnings on Deferrals and Matching Credits, a Participant may choose to diversify his or her Account by electing that it be credited (or charged) with the expenses, income, gains and losses on investment funds similar to those offered under The Boeing Company Voluntary Investment Plan (excluding the Boeing Stock Fund and Stable Value Fund offered thereunder) as designated by the Committee from time to time, pursuant to an election by the Participant to have the Participant’s Account credited as though the Participant had elected to invest in such funds in such increments as the Participant will direct in accordance with rules to be established by the Committee or its delegates; provided that the Committee may disregard such elections in its discretion.

(C)	Investment Election Changes and Restrictions

For periods on or after January 1, 2009, a Participant may change how future Deferrals and Matching Credits are invested anytime during the Plan Year. The Participant may also transfer any portion of his or her Account from one fund to another on a daily basis, provided that a Participant may not transfer funds from one investment fund to another and back on the same day.

(D)	Heritage BSS Benefit

For Heritage BSS Participants, the benefits under this Plan shall also include any account as of April 3, 2003 under the BSS Excess Plan, as adjusted after April 3, 2003 for earnings, losses and expenses. As of April 4, 2003, all accounts of Heritage BSS Participants under the BSS Excess Plan were transferred to this Plan.

For purposes of this subsection (D), “Heritage BSS Participant” means any Participant in this Plan having a prior benefit under the BSS Excess Plan based on his or her participation in the BSS Voluntary Savings Plan.

4.3	Vesting

A Participant’s interest in his or her Accounts generally will be 100% vested at all times.

A Participant’s Account may be forfeited or reduced in the event of one of the following events:

(i)	The Committee is unable to locate a Participant or Beneficiary to distribute amounts from his or her Account (a “missing participant”).

(ii)	The Committee recaptures amounts improperly credited to a Participant’s Account.

See Section 8.3 regarding the unfunded nature of this Plan.

4.4	Cancellation of Deferral Election Due to Unforeseeable Emergency

Notwithstanding the election procedures described in Section 4.1, a Participant will be permitted to cancel an existing Deferral Election with regard to a Plan Year during that Plan Year, where the Participant incurs an Unforeseeable Emergency, as determined by the Committee.

To the extent that a Participant has elected and received a distribution due to an Unforeseeable Emergency under Section 5.1(F), the Participant will be deemed to have elected to cancel his or her Deferral Election for the remainder of the applicable Plan Year.

ARTICLE V

Distributions

5.1	Form and Timing of Distribution

(A)	General Rule

A Participant may elect the form and timing of distribution with regard to his or her entire Account (including future Deferrals, Matching Credits and Earnings Credits) as described below, subject to the cashout rule in subsection (B) below. This distribution election must be made at the same time the Participant makes his or her Deferral Election.

Distribution elections made with regard to a Participant’s entire Account may be changed solely to the extent permitted under subsection (C) below.

(i)	Lump Sum Distribution

The lump sum distribution option is a single lump sum payable in January of any Plan Year following the Participant’s Separation from Service. The amount of such distribution will be based on the value of the Participant’s Account determined as of the date of payment.

Payment of the lump sum will be made the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (D) below), as elected by the Participant under this Section 5.1.

(ii)	Installment Payment

The installment payment option is a series of annual installment payments for a period between 2 and 15 years. The amount payable to the Participant each year generally shall be computed by multiplying the balance in the Account (or the applicable portion of the Account) by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the distribution period on the first day of January of such year. See Section 5.1(B) below for application of the cashout rule to installment payments.

Annual installment payments will begin the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (D) below), as elected by the Participant under this Section 5.1. Payments will continue until the full balance in the Participant’s Account has been paid.

The Plan will respect previous distribution elections made by certain Participants who are former participants in the Boeing Satellite Systems Salaried Employees’ Excess Benefit Plan (“BSS Excess Plan”). For these Participants, any distribution election made prior to April 4, 2003 under section 3(b)(5) of the BSS Excess Plan will apply, unless the Participant elects otherwise under this Article V.

In the event that no distribution option is elected, the Participant will be deemed to have elected to receive a single lump sum payable in January of the first Plan Year following the Participant’s Separation from Service.

(B)	Cashouts

Notwithstanding the foregoing, the following rules shall apply, subject to the six-month delay in payment for Specified Employees under (E):

(i)	If the balance in the Participant’s Account is $10,000 or less in January of the first Plan Year following Separation from Service, the entire balance will be paid in the form of a single lump sum at that time.

(ii)	If a Participant has elected to receive installments and his or her remaining Account balance is $10,000 or less upon any scheduled payment date, the entire remaining balance will be paid in the form of a single lump sum at that time. This paragraph (ii) will not apply to any Participant whose installment payments commenced prior to January 1, 2008.

(C)	Changes to Distribution Election

Effective January 1, 2008, a Participant may change a distribution election with regard to his or her entire Account only once after the initial distribution election is made, in accordance with the conditions stated below. To the extent such change would defer commencement of any portion of the Participant’s Account beyond both age 70 1/2 and Separation from Service, the change will not be effective with respect to such portion.

(i)	A new distribution election must be submitted to the Committee at least 12 months before the existing scheduled distribution date, and during the annual election period established by the Committee.

(ii)	The revised distribution election must not take effect for at least 12 months after it is made.

(iii)	The new distribution election must provide for an additional deferral period of at least 5 years beyond the original distribution date.

In no event can installment payments be revoked once they have begun.

Prior to January 1, 2008, a Participant may change a distribution election with regard to his or her entire Account, in accordance with procedures established by the Committee, without the restrictions stated above. Any changes made under this paragraph will be invalid to the extent they affect distributions scheduled for the Plan Year in which the change is made.

(D)	Distributions At Age 70 1/2

Payment of benefits under this Plan will begin not later than the first January following the calendar year in which the Participant both attains (or would have attained) age 70 1/2 and is Separated from Service. Payment of benefits for Participants actively employed beyond age 70 1/2 will begin no later than the first January following the calendar year in which the Participant Separates from Service. In the event that no distribution option is elected under (A) above, the Participant will be deemed to have elected to receive a single lump sum distribution.

(E)	Specified Employees

Notwithstanding anything to the contrary under this Article V, a Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service.

The Account of a Specified Employee will be distributed in the form elected under subsection (A) above. This distribution will commence as of the later of:

(i)	the time elected under subsection (A),

(ii)	the first day of the month following completion of the six-month waiting period (for Specified Employees who Separate from Service between July 1 and December 31), and

(iii)	January of the first Plan Year following Separation from Service (for Specified Employees who Separate from Service between January 1 and June 30).

If a Participant has elected installments under (A) above, subsequent installment payments will be made in January of each successive year until the Account is exhausted.

In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply. The Specified Employee’s benefits will be distributed in accordance with Section 5.2 (Death Benefits) below.

(F)	Distribution Due to Unforeseeable Emergency

A Participant or Beneficiary may elect to receive a distribution of all or a portion of his or her Accounts immediately, regardless of whether benefit payments have commenced, to the extent that the Participant or Beneficiary incurs an Unforeseeable Emergency.

The amount of the distribution will be limited to the amount reasonably necessary to satisfy the emergency need, including any taxes or penalties reasonably anticipated to result from the distribution, as determined by the Committee.

5.2	Death Benefits

If a Participant dies before his or her entire Account has been distributed, the remaining Account balance will be distributed to his or her Beneficiary in accordance with the Deferral Elections filed with the Committee. Distributions to the Beneficiary will be made at the same time and in the same form as the payment that otherwise would have been made to the Participant.

To the extent no distribution election has been filed, the remaining Account balance will be paid to the Beneficiary in a single sum in January of the calendar year following the Participant’s death.

5.3	Rehires

This Section 5.3 addresses the form and timing of payment for a Participant who rehires to the Company following a Separation from Service. For purposes of this Section 5.3, a rehire includes a Participant who returns to the Company following a Separation from Service that is deemed to occur under Code section 409A due to an Authorized Period of Absence or a period of a reduced level of services.

(A)	Participants Rehired After Commencing Benefits

This subsection (A) applies to a rehired Participant who has received or begun receiving benefits under the Plan because he or she has experienced a Separation from Service and has attained the specified age (if applicable).

Old Deferrals. Installment payments that commenced prior to the Participant’s rehire with respect to Deferrals made before the Participant’s Separation from Service (“Old Deferrals”) will not be suspended by reason of the Participant’s rehire. These Old Deferrals will continue to be paid until exhausted, without regard to the period of rehire.

Interim Deferrals. To the extent a Participant made additional Deferrals while on an Authorized Period of Absence or during a period of a reduced level of services that constituted a deemed Separation from Service under Code section 409A, such Deferrals will be distributed in January of the first Plan Year following the year in which they are made, in accordance with the Participant’s earlier distribution election. This is because the Participant has already satisfied the conditions for payment under Section 5.1(A); namely, he or she has attained the specified age and has experienced a Separation from Service attributable to such Deferrals.

New Deferrals. Deferrals attributable to periods after the date of rehire (“New Deferrals”) will remain subject to the Participant’s earlier distribution election as to the timing and form of payment under Section 5.1(A) (subject to the change rules in Section 5.1(C)), without regard to any Separation from Service that occurred prior to rehire. As a result, New Deferrals will be distributed in January following the Participant’s Separation from Service after rehire, in the form selected under the original distribution election. This is because the Participant already has attained the specified age under Section 5.1(A) but has not yet experienced a Separation from Service attributable to the New Deferrals.

(B)	Participants Rehired Before Commencing Benefits

This subsection (B) applies to a rehired Participant who has not begun receiving benefits under the Plan because he or she has not attained the specified age under Section 5.1(A).

Old and Interim Deferrals. The rehired Participant’s Old Deferrals (and any Deferrals made during an Authorized Period of Absence or a period of a reduced level of services) will remain subject to the Participant’s earlier distribution election as to the timing and form of payment under Section 5.1(A) (subject to the change rules in Section 5.1(C)). This means that if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 5.1(A), then the Participant’s Old Deferrals (and any Deferrals made during an Authorized Period of Absence or a period of a reduced level of services) will be payable as a lump sum (or installments, if so elected) in January following the year in which he or she attains the specified age, even if the Participant has not had a subsequent Separation from Service after rehire. This result will not change in the event that the Participant attains the specified age after the initial Separation from Service (or while on Authorized Period of Absence or during a period of a reduced level of services), but is rehired before benefits actually begin.

New Deferrals. The Participant’s New Deferrals will remain subject to the Participant’s earlier distribution election as to the timing and form of payment under Section 5.1(A) (subject to the change rules in Section 5.1(C)), without regard to any Separation from Service that occurred prior to rehire, as described in Section 5.3(A) above. As a result, New Deferrals will be distributed either (i) in January following the Participant’s Separation from Service after rehire, or (ii) in January following both the Participant’s Separation from Service after rehire and after attainment of the specified age, in accordance with the original distribution election. This is because the Participant has not yet experienced a Separation from Service attributable to the New Deferrals.

ARTICLE VI

Administration

6.1	Plan Administration

The Plan shall be administered by the Committee. The Committee shall make such rules, interpretations, determinations of fact and computations as it may deem appropriate. Any decision of the Committee with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of plan benefits, shall be conclusive and binding on all persons. The Committee shall submit to the Compensation Committee of the Board of Directors periodic reports covering the operation of the Plan.

6.2	Claims Procedure

The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in the VIP.

ARTICLE VII

Amendment and Termination

The Board of Directors of The Boeing Company shall have the authority to amend or terminate the Plan at any time. The Board of Directors may delegate its authority to amend the Plan at any time, in its sole discretion. In the event of Plan amendment or termination, a Participant’s benefits under the Plan shall not be less than the Plan benefits to which the Participant would be entitled if the Participant had terminated employment immediately prior to such amendment or termination of the Plan.

In general, upon the termination of the Plan with respect to any Participant, the affected Participants will not be entitled to receive a distribution until the time specified in Article V. Notwithstanding the foregoing, The Boeing Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire accrued benefit to the extent permitted under conditions set forth in Code section 409A and any IRS or Treasury guidance thereunder.

ARTICLE VIII

Miscellaneous

8.1	No Employment Rights

Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or affect any right of the Company to terminate a person’s employment with or without cause.

8.2	Anti-Assignment

No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment, or any other legal process. Any attempt to take such action shall be void and shall authorize the Committee, in its sole and absolute discretion, to forfeit all further right and interest in any benefit under this Plan. In addition, a Participant’s Account may be reduced by the amount of any tax obligation paid by the Company on behalf of a Participant or surviving spouse, if the Participant or surviving spouse fails to reimburse the Company for such obligation.

8.3	Unfunded Status of Plan

No funds shall be segregated or earmarked for any current or former participant, Beneficiary or other person under the Plan. However, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company in respect of its obligations under the Plan (other than as a general creditor of the Company with an unsecured claim against its general assets).

8.4	Delays in Payment

Payment of benefits under this Plan may be delayed to the extent permitted by Code section 409A, as determined by the Committee.

8.5	Involuntary Inclusion in Income

If a determination is made that the Account of any Participant (or his or her Beneficiary) is subject to current income taxation under Code section 409A, then the taxable portion of such Account will be immediately distributed to the Participant (or his or her Beneficiary), notwithstanding the general timing rules described in Article V above.

8.6	Compliance With Code Section 409A

It is intended that amounts deferred under this Plan will not be taxable under section 409A of the Code with respect to any individual. All provisions of this Plan shall be construed in a manner consistent with this intent.

8.7	Construction

The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.

8.8	Legal Action

No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal if no appeal is made).

APPENDIX A

Boeing Satellite Systems

Salaried Employees’ Excess Benefit Plan

I.	PURPOSE.

In July 1998, Hughes Space and Communications Company, Hughes Electron Dynamics, Inc. and Spectrolab, Inc. (“Hughes”) adopted a special appendix (the “Hughes Appendix”) to the Hughes Excess Plan. Individuals affected by the Hughes Appendix are referred to in this Special Appendix as “Hughes Participants”.

That Hughes Appendix was adopted to provide certain Hughes Participants whose benefits from the Hughes Retirement Plan were initially miscalculated an election to receive alternative benefits. These benefits are referred to as the “Substitute Benefit”.

The initial miscalculation for these Hughes Participants was the subject of a filing with the Internal Revenue Service under the Voluntary Compliance Resolution (“VCR”) program on August 22, 1997. On January 28, 1998, the Internal Revenue Service issued a compliance statement concerning the VCR application. Under the compliance statement, Hughes corrected the miscalculation by reducing the benefits payable to the affected Hughes Participants under the Hughes Retirement Plan from the initially calculated amount. Under the correction approved by the IRS in the VCR application, payments under the Hughes Retirement Plan would continue at the monthly amount originally scheduled under the initial calculation. When the actuarial equivalent value of a Hughes Participant’s benefits paid under the Hughes Retirement Plan reaches the maximum limit imposed by section 415 of the Code, then the remaining payments to the Hughes Participant will be made under the Hughes Excess Plan. The benefits which were originally scheduled for payment under the Hughes Retirement Plan under the initial calculation, but which will instead be paid pursuant to the Hughes Excess Plan after the maximum limit of section 415 has been reached, are referred to in this Appendix as the “Reclassified Payments.” Benefits paid under the Hughes Retirement Plan are not considered Reclassified Payments, even if the payments exceeded the limits of section 415 of the Code and therefore are not afforded the tax treatment (including the ability to elect a rollover) afforded to qualified plan payments.

As a result of the initial miscalculation, some benefit payments from the Hughes Retirement Plan which Hughes Participants rolled over into their individual retirement accounts were withdrawn to avoid or minimize excise taxes (“Required IRA Withdrawals”). Hughes Participants who made Required IRA Withdrawals were entitled to elect the Substitute Benefit.

Furthermore, certain Hughes Participants received payments from the Hughes Retirement Plan in 1998 which were in excess of the maximum benefit allowed by Code section 415 under the method of calculating the maximum benefit as described in the VCR application (“1998 Excess Payments”). Such Hughes Participants were entitled to elect the Substitute Benefit.

In addition, under their original benefit elections, certain Hughes Participants were scheduled to have received Reclassified Payments which were not yet paid as of July 31, 1999. Such Hughes Participants were entitled to elect the Substitute Benefit.

Under the Hughes Appendix, each affected Hughes Participant was given an election to be paid the Substitute Benefit. In order to elect the Substitute Benefit, a Hughes Participant must have signed and delivered to Hughes a written release in the form and manner acceptable to Hughes. The Substitute Benefit was provided in consideration for the Hughes Participant’s agreement, made pursuant to the release, to forego legal action against Hughes and the other persons specified in the release.

This Special Appendix is intended to provide the unpaid balance of the Substitute Benefit to Hughes Participants who are Acquired Hughes Participants. Only Acquired Hughes Participants are affected by this Special Appendix to the Plan.

Effective as of April 4, 2003, this Appendix A was transferred in its entirety from the Boeing Satellite Systems Salaried Employees’ Excess Benefit Plan to the Plan.

II.	ELECTION AND CALCULATION OF SUBSTITUTE BENEFIT.

A.2.1	Election of Substitute Benefit.

The following Hughes Participants were provided an opportunity to elect the Substitute Benefit: (1) Hughes Participants for whom Reclassified Payments were to be made on or after August 1, 1998, (2) Hughes Participants who received 1998 Excess Payments, and (3) Hughes Participants who made Required IRA Withdrawals. The election of the Substitute Benefit was made in the time and manner prescribed by Hughes. The election must have specified the date on which the Hughes Participant elected to commence payment of the Substitute Benefit, which must have been a date which was the first through fifteenth anniversary of the Hughes Participant’s “Deferral Start Date.” The Deferral Start Date for a Hughes Participant is the later of (x) August 1, 1998, or (y) the day as of which the initial Reclassified Payment would have been scheduled for payment to the Hughes Participant, but for the election to receive the Substitute Benefit. The election must have specified whether the Hughes

Participant elected payment in a single installment, two substantially equal annual installments, or five substantially equal annual installments. The election must have been accompanied by a properly executed release acceptable to Hughes. If a Hughes Participant did not effectively elect the Substitute Benefit, then the Hughes Participant’s remaining Reclassified Payments (if any) would be made to the Hughes Participant pursuant to the general provisions in the Hughes Excess Plan applicable to payments attributable to the Hughes Retirement Plan, as contemplated in the VCR application.

Any election described above by an Acquired Hughes Participant will continue to apply under this Special Appendix. Any Acquired Hughes Participant who did not make an effective election will continue to have his or her remaining Reclassified Payments (if any) made pursuant to the general provisions in the Plan (as successor to the Hughes Excess Plan) applicable to payments attributable to the Retirement Plan (as successor to the Hughes Retirement Plan), as contemplated in the VCR application.

A.2.2	Calculation of Substitute Benefit.

If a Hughes Participant elected the Substitute Benefit, then in lieu of payment from the generally applicable provisions of the Hughes Excess Plan of the Hughes Participant’s remaining Reclassified Payments (if any), the Substitute Benefit became payable. The Substitute Benefit was the amount credited to the Hughes Participant’s Hughes Account, calculated as described in Section A.2.4(a) of this Appendix.

A.2.3	Definitions.

a.	Suspended Payments.

Certain Hughes Participants elected a short-term deferral of Reclassified Payments which, but for such election, would have been paid between January 1, 1998 and July 1, 1998. Under this Appendix, the term “Suspended Payments” refers to the Reclassified Payments which were subject to the short-term deferral described in the preceding sentence.

b.	Proximate Reclassified Payments.

The term “Proximate Reclassified Payments” refers to those Reclassified Payments (other than Suspended Payments) which, in the absence of an election of the Substitute Benefit, would have been scheduled for payment under the Hughes Excess Plan on or prior to July 1, 1999.

c.	Distant Reclassified Payments.

The term “Distant Reclassified Payments” refers to Reclassified Payments which, in the absence of an election of the Substitute Benefit, would have been scheduled for payment under the Hughes Excess Plan after July 1, 1999. Distant Reclassified Payments may be recalculated to reflect how the Retirement Plan implemented the repeal of section 415(e) of the Code.

d.	Settlement Credit.

The term “Settlement Credit” refers to an amount calculated for each Hughes Participant which is the greater of (i) or (ii) below:

(i)	The amount under this item (i) equals ten percent (10%) of the sum of (aa) the Hughes Participant’s Suspended Payments (if any), plus (bb) the Hughes Participant’s Proximate Reclassified Payments (if any).

(ii)	The amount under this item (ii) equals (aa) the sum of (x) the Hughes Participant’s Required IRA Withdrawals (if any) and (y) the Hughes Participant’s 1998 Excess Payments (if any), times (bb) a percentage not to exceed fifty-five percent (55%), determined according to the date elected by the Hughes Participant for payment of the Substitute Benefit. For each of the first five full years after August 1, 1998 that payment is deferred, the percentage will increase by five percent (5%), and for each of the next ten additional full years that payment is deferred, the percentage will increase by three percent (3%). Thus, for a Hughes Participant who elected payment of the Substitute Benefit on July 31, 2013 (a total deferral of 15 years), the percentage is fifty-five percent (55%).

e.	Acquired Hughes Participant.

The term “Acquired Hughes Participant” means any person who became a Participant or a Former Participant under the terms of the Employee Matters Agreement between The Boeing Company and Hughes Electronics Corporation.

f.	Hughes Retirement Plan.

The term “Hughes Retirement Plan” means the Hughes Non-Bargaining Retirement Plan.

A.2.4	BSS Account.

a.	Hughes Account

Hughes established an account, for bookkeeping purposes only, for each Hughes Participant who elected the Substitute Benefit (the “Hughes Account”). The Hughes Account was to be credited as follows:

(i)	The Hughes Account of a Hughes Participant who elected the Substitute Benefit was initially credited, as of August 1, 1998, by (aa) the sum of the Hughes Participant’s Suspended Payments (if any), plus (bb) interest on the Hughes Participant’s Suspended Payments (if any) at the rate of one-half percent (0.5%) per month from the date each payment would have been made but for the suspension through July 31, 1998, plus (cc) the Hughes Participant’s Settlement Credit (if any).

(ii)	As of the date that each Proximate Reclassified Payment and Distant Reclassified Payment would have been made (but for the Hughes Participant’s election of the Substitute Benefit), commencing with the Reclassified Payment which would have been made August 1, 1998, the Hughes Account was credited with the amount of such Reclassified Payment. In addition, if Reclassified Payments were made to a Hughes Participant in January through March, 1998, then the Hughes Participant who elected the Substitute Benefit was allowed to elect that his regularly-scheduled payments from the Hughes Excess Plan be credited to the Hughes Account as of the date such payments would otherwise have been made. The amount of the regularly-scheduled payments to be credited to the Hughes Account must not exceed the amount by which such Reclassified Payments increased his taxable income for 1998, as determined by Hughes.

(iii)

As of the last day of each month, through the month specified below, the unpaid amount of the Hughes Account is increased by interest at a monthly rate of 0.7591% (approximately an equivalent annual rate of 9-1/2% compounded monthly). The duration of interest credits depends upon the payout election made by the Hughes Participant pursuant to Section A.2.1 of the Appendix. Interest is credited though the last day of the month immediately preceding the month for which the final payment of the Substitute Benefit is made for any Hughes Participant who (aa) elected payment in a single sum, (bb) elected payment in two substantially equal installments, or (cc) elected payment in five installments commencing on or before the eleventh anniversary of the Hughes Participant’s Deferral Start Date. Interest is to be credited through the last day of the month immediately preceding the month for which the initial installment payment of the Substitute Benefit is made for any Hughes Participant who elected payment in five installments commencing on or after the twelfth anniversary of the Hughes Participant’s Deferral Start Date, and no interest may be credited for such Hughes Participant on or after the date installments commence.

b.	Continuation as BSS Account

On the Closing Date, the Company shall establish an account, for bookkeeping purposes only, for each Acquired Hughes Participant who elected the Substitute Benefit (the “BSS Account”). The BSS Account shall be credited as follows:

(i)	The BSS Account shall be initially credited with the unpaid amount of the Acquired Hughes Participant’s Hughes Account under the Hughes Excess Plan as of the Closing Date.

(ii)	As of the date that each Distant Reclassified Payment would have been made (but for the Hughes Participant’s election of the Substitute Benefit), commencing with the first Distant Reclassified Payment payable after the Closing Date, the BSS Account will be credited with the amount of such Distant Reclassified Payment.

(iii)

As of the last day of each month, through the month specified below, the unpaid amount of the BSS Account is increased by interest at a monthly rate of 0.7591% (approximately an equivalent annual rate of 9-1/2% compounded monthly). (If the month specified below occurred prior to the Closing Date, then no interest credits will be made to the BSS Account). The duration of interest credits depends upon the payout election made by the Acquired Hughes Participant pursuant to Section A.2.1 of the Appendix. Interest is credited though the last day of the month immediately preceding the month for which the final payment of the Substitute Benefit is made for any Acquired Hughes Participant who (aa) elected payment in a single sum, (bb) elected payment in two substantially equal installments, or (cc) elected payment in five installments commencing on or before the eleventh anniversary of the Hughes Participant’s Deferral Start Date. Interest is to be credited though the last day of the month immediately preceding the month for which the initial installment payment of the Substitute Benefit is made for any Acquired Hughes Participant who elected payment in five installments commencing on or after the twelfth anniversary of the Acquired Hughes Participant’s Deferral Start Date, and no interest may be credited for such Acquired Hughes Participant on or after the date installments commence.

A.3.1	Payment During Hughes Participant’s Life.

The BSS Account will be paid to the Acquired Hughes Participant as specified in the election described in Section A.2.1 of this Appendix.

A.3.2	Payment Following Hughes Participant’s Death.

The unpaid balance of the BSS Account will be paid to the Acquired Hughes Participant’s Beneficiary as follows.

Unless the Hughes Participant elected otherwise, one-half of the unpaid balance of the BSS Account shall be paid as soon as feasible following the Acquired Hughes Participant’s death and the remaining one-half shall be paid in January of the following year.

Each Hughes Participant was entitled to elect, at the time of the Hughes Participant’s election under Section A.2.1 of this Appendix, that the benefit payable to the Beneficiary following the death of the Hughes Participant shall be made at the time and in the manner payment would have been made to the Hughes Participant during the Hughes Participant’s life. This election will continue to apply to Acquired Hughes Participants.

If Reclassified Payments remain unpaid following payment of the BSS Account to the Beneficiary, then the Reclassified Payments shall be paid to the Beneficiary at the time the Reclassified Payments would have been paid but for the election of the Substitute Benefit. Unless an Acquired Hughes Participant elects otherwise, the Beneficiary for purposes of this Appendix shall be the Beneficiary otherwise designated under the Retirement Plan. The Acquired Hughes Participant shall be entitled to name a different Beneficiary for purposes of this Appendix.

IV.	MISCELLANEOUS PROVISIONS.

A.4.1	General.

This Appendix is incorporated by reference into the Plan as if set forth fully therein. Any capitalized terms used in this Appendix which are not defined in this Appendix shall have the meanings specified in the Plan.

A.4.2	Elections Irrevocable.

Elections by a Hughes Participant under this Appendix are irrevocable.

A.4.3	Defense Retirees.

In 1997, the Hughes’ defense businesses were acquired by Raytheon Company. As part of that transaction, the Hughes and Raytheon Company agreed that the liabilities of the Plan and the assets and liabilities of the Retirement Plan attributable to defense employees and retirees will be transferred to plans sponsored by Raytheon Company. Accordingly, the provisions of this Appendix apply only to non-defense retirees, and no benefit is created under this Appendix for defense retirees.

A.4.4 3	Section 415 Changes.

Code section 415(e) was repealed effective for limitation years beginning on or after January 1, 2000. The repeal may increase the limitation on benefits payable from the Retirement Plan to some or all Acquired Hughes Participants who elected the Substitute Benefit. The Company reserves the right to pay the Substitute Benefit from the Retirement Plan in lieu of the benefits payable hereunder to the extent permitted by law.

APPENDIX B

Plan Provisions Prior To January 1, 1999

B1.1	Eligibility and Benefits for BCERP Participants

Prior to January 1, 1999, this Plan offered certain benefits to participants in the BCERP whose benefits were affected by the limitations on benefits or contributions imposed by section 415 and 401(a)(17) of the Code. Effective January 1, 1999, certain of those participants were transferred to the SERP and ceased to be eligible for benefits under this Plan based upon their participation in the BCERP. To the extent any participant eligible for benefits under this Plan based upon his or her participation in the BCERP was not transferred to the SERP, such participant shall remain eligible to participate in this Plan and to receive such benefits. Effective January 1, 2008, all such benefits remaining under this Plan have commenced and are not subject to the deferral and distribution rules under Articles IV & V of the 2008 restatement.

With respect to the BCERP, the benefits under this Plan represent the difference between the actual benefits of a Participant under the BCERP and the benefits that would have been payable under that plan except for the limitations on benefits imposed by sections 415 and 401(a)(17) of the Code. The benefits payable under this Plan with respect to the BCERP were payable to the Participant or to any other person who is receiving or entitled to receive benefits with respect to the Participant under the BCERP, and were paid in the same form, at the same times and for the same period as benefits were paid with respect to the Participant under the BCERP.

Notwithstanding the foregoing, if the Actuarial Equivalent of the benefit payable under this Plan with respect to the BCERP was $10,000 or less, the Actuarial Equivalent value of the benefit was paid in the form of an automatic lump sum at the same time as benefits began or were paid under the BCERP. Actuarial Equivalent is defined in the BCERP. This paragraph applies to Participants who retire or begin receiving termination benefits under the BCERP on or after February 1, 1997, and for this purpose the Actuarial Equivalent shall be determined as of the Participant’s Retirement Date under the Employee Retirement Plan. This paragraph shall also apply to Participants who are receiving benefits under this Plan as of February 1, 1997, and for this purpose the Actuarial Equivalent shall be determined with respect to each participant’s remaining benefits payable under this Plan determined as of February 1, 1997.

Effective January 1, 1999, any Employee who is eligible to participate in the SERP shall no longer be entitled to any benefit under this Appendix B1.1. To the extent any such Employee is determined to be entitled to a benefit under this Appendix B1.1 of the Plan, such benefit shall be offset by any benefits received under the SERP. Any Employee who was a Participant in this Plan as of December 31, 1998 and eligible for a benefit under this Appendix B1.1 shall remain eligible for such benefit unless and until such Employee becomes eligible to participate in the SERP. The Plan will respect beneficiary designations made by a Participant at the time of commencement of the benefit under this Section B.1.1, notwithstanding any contrary definition of Beneficiary under the Plan.

B1.2	Eligibility and Benefits for FSP Participants

Prior to January 1, 1999, salaried employees who were not represented by a collective bargaining agent were eligible to participate in the FSP. Accordingly, participants in the FSP were eligible to participate in this Plan prior to that date, to the extent that their FSP benefits were limited by Code sections 415 and 401(a)(17).

The benefits under this Plan with respect to a particular year were the additional benefits that would have been payable under the FSP if the reduction on contributions and other additions had not been made. All amounts deferred under this Plan were credited to the Accounts of Participants at the time such amounts would otherwise have been credited to their accounts under the FSP.

For periods before January 1, 2009, a Participant’s Account is credited with interest in accordance with the Interest Fund method under Section 4.2(B)(i).

For periods on or after January 1, 2009, a Participant’s Account is credited with earnings in accordance with the method elected by the Participant under Section 4.2(B) (Earnings Credit Methods).

The benefits payable under this Plan with respect to the FSP will be payable to the Participant in accordance with the distribution rules under Article V.